Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-64145 and 333-63500), pertaining to the Incentive Stock Compensation Plan of Todd Shipyards Corporation of our reports dated June 9, 2005, with respect to the consolidated financial statements and schedule of Todd Shipyards Corporation, Todd Shipyards Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Todd Shipyards Corporation included in the Annual Report (Form 10-K) for the year ended April 3, 2005.

/s/ Ernst & Young LLP

Seattle, Washington
June 9, 2005